Exhibit 99.1

Century Therapeutics Reports Second Quarter 2022 Financial Results and Provides Business Updates

- Following the recent submission of the IND application for CNTY-101 and pending FDA clearance, the Phase 1 ELiPSE-1 trial in relapsed/refractory lymphoma is on track to commence in the second half of 2022 -

- Ended second quarter 2022 with cash, cash equivalents, and investments of $429.4; Expected cash runway into 2025 -

PHILADELPHIA, August 11, 2022 -- Century Therapeutics, Inc., (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology, today reported financial results and business highlights for the second quarter ended June 30, 2022.

“We are excited about our recent IND submission for our lead candidate, CNTY-101, and pending FDA clearance, are looking forward to initiating the Phase 1 ELiPSE-1 trial in relapsed/refractory lymphoma,” said Lalo Flores, Chief Executive Officer, Century Therapeutics. “We continue to make steady progress in building a best-in-class allogeneic cell therapy platform and achieved a key milestone this quarter in establishing the iNK 3.0 Common Progenitor, which we believe will accelerate new candidate selection. Additionally, we look forward to providing updates on our gamma delta iT platform and other program advancements in the coming months.”

Business Highlights

•	The Company presented preclinical data on MAD7, a novel CRISPR nuclease used to enable the genetic engineering of iPSC-derived NK and T cell product candidates, during a poster presentation at the American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting held on May 16-19, 2022 in Washington, D.C. A copy of the presentation is available in the Posters section of Century’s website.

•	During a Research and Development Event in June, Century’s management team discussed CNTY-103, the Company’s first solid tumor candidate for glioblastoma, the establishment of the Common Progenitor iNK 3.0, and progress on the Company’s next-generation iPSC-based cell therapy platform. Century expects to submit an Investigational New Drug (IND) application for CNTY-103 in 2024.

•	The Company’s current Good Manufacturing Practice (cGMP) manufacturing facility in Branchburg, New Jersey is operational and undergoing qualification.

•	Century was added to the Russell Microcap Index in June 2022.

Subsequent Events and Upcoming Milestones

•	Following the recent submission of the IND application for CNTY-101, the Company remains on track to initiate its Phase 1 ELiPSE-1 clinical trial in the second half of 2022, subject to U.S. Food and Drug Administration (FDA) clearance of the application. ELiPSE-1 will assess CNTY-101 in patients with relapsed/refractory CD19 positive aggressive lymphoma or indolent lymphoma after at least two prior lines of therapy, including patients who have received prior CAR-T cell therapy.

Second Quarter 2022 Financial Results

•	Cash Position: Cash, cash equivalents, and investments were $429.4 million as of June 30, 2022, as compared to $358.8 million as of December 31, 2021. Net cash provided by operations was $61.2 million for the six months ended June 30, 2022 (which includes deferred revenue from the Bristol-Myers Squibb (BMS) collaboration of $120.7M) compared to net cash used in operations of $40.7 million for the six months ended June 30, 2021.

•	Collaboration Revenue: Collaboration revenue was $1.4 million for the three months ended June 30, 2022, generated through the Company’s collaboration, option and license agreement with BMS.

•	Research and Development (R&D) expenses: R&D expenses were $24.5 million for the three months ended June 30, 2022, compared to $18.9 million for the same period in 2021. The increase in R&D expenses was primarily due to an increase in personnel expenses related to increased headcount to expand the Company’s R&D capabilities, costs for pre-clinical studies, costs for laboratory supplies and facility costs, offset by a decrease in collaboration expenses with FUJIFILM Cellular Dynamics, Inc. (FCDI) as the scope of work with FCDI has narrowed down to primarily manufacturing CNTY-101 clinical supply.

•	General and Administrative (G&A) expenses: G&A expenses were $8.3 million for the three months ended June 30, 2022, compared to $4.1 million for the same period in 2021. The increase was primarily due to an increase in employee headcount, an increase in directors’ and officers’ insurance expense and an increase in the Company’s professional fees as a result of expanded operations to support the Company’s infrastructure as well as additional costs to operate as a public company, and increased information technology and facility costs.

•	Net loss: Net loss was $31.0 million for the three months ended June 30, 2022, compared to $23.3 million for the same period in 2021.

Financial Guidance

•	The Company expects full year GAAP Operating Expenses to be between $155 million and $165 million including non-cash stock-based compensation expense of $10 million to $15 million.

•	The Company expects its cash, cash equivalents, and investments will support operations into 2025.

About Century Therapeutics

Century Therapeutics, Inc. (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived iNK and iT cell product candidates are designed to specifically target hematologic and solid tumor cancers. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of cancer care. For more information on Century Therapeutics please visit https://www.centurytx.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our cash, financial resources, and estimated expenses, our clinical development plans and timelines, and the development of our U.S. manufacturing facility are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our ability to obtain FDA acceptance for our IND submissions and commence clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of the COVID-19 pandemic, geopolitical issues and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our future clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Company: Elizabeth Krutoholow – investor.relations@centurytx.com

Investors: Melissa Forst/Maghan Meyers – century@argotpartners.com

Media: Joshua R. Mansbach – century@argotpartners.com

Century Therapeutics, Inc
Condensed Balance Sheets
(unaudited, in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$112,787	$56,445
Short-term investments	265,971	166,434
Prepaid expenses and other current assets	5,035	5,275
Total current assets	383,793	228,154
Property and equipment, net	69,971	57,967
Operating lease right-of-use assets, net	24,728	11,854
Long-term investments	50,607	135,914
Other long-term assets	3,485	3,486
Total assets	$532,584	$437,375

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$4,048	$7,596
Accrued expenses and other liabilities	9,697	8,059
Deferred revenue, current	7,824	-
Total current liabilities	21,569	15,655
Operating lease liability, noncurrent	30,433	14,559
Long-term debt, net	8,501	8,903
Other long-term liabilities	1,220	2,020
Deferred revenue	112,909	-
Total liabilities	174,632	41,137
Stockholders' equity
Common stock	6	5
Additional paid-in capital	818,047	785,049
Accumulated deficit	(456,667)	(388,166)
Accumulated other comprehensive loss	(3,434)	(650)
Total stockholders' equity	357,952	396,238
Total liabilities and stockholders' equity	$532,584	$437,375

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Collaboration Revenue	$1,396	$-	$2,454	$-

Operating Expenses
Research and development	$24,494	$18,933	$45,690	$34,307
General and administrative	8,253	4,088	15,551	6,776
In-process research and development	-	-	10,000	-
Total operating expenses	$32,747	$23,021	$71,241	$41,083

Loss from operations	(31,351)	(23,021)	(68,787)	(41,083)

Interest expense	(330)	(318)	(644)	(632)
Other income, net	711	66	964	94
Loss before provision for income taxes	$(30,970)	$(23,273)	$(68,467)	$(41,621)
Provision for income taxes	(18)	-	(34)	-
Net Loss	$(30,988)	$(23,273)	$(68,501)	$(41,621)

Unrealized (loss) gain on investments	(780)	32	(2,766)	5
Foreign currency translation adjustment	(12)	(9)	(18)	(5)
Comprehensive loss	(31,780)	(23,250)	(71,285)	(41,621)

Net loss per common share - Basic and Diluted	(0.54)	(1.93)	(1.19)	(4.26)

Weighted average common shares outstanding	57,685,006	12,044,610	57,370,022	9,775,840